Exhibit 10.25

Executive Compensation Notification
Chief Financial Officer

Fiscal 2019 Compensation Program of Chief Financial Officer

Fiscal 2019 Base Salary and Other Compensation: The table below sets forth the fiscal 2019 base salary and bonus for Mr. Wheat.

		Annual Base Salary	Discretionary Bonus
Name	Office	Fiscal 2019	Fiscal 2019
Bill W. Wheat	Executive Vice President and CFO	$500,000	See Below

Discretionary Bonus and Other Long-Term Benefits: The Board of Directors may award discretionary bonuses to Mr. Wheat based on his performance in fiscal 2019. In addition, Mr. Wheat may participate in two separate deferred compensation plans. The first plan allows the executive to make voluntary income deferrals. The second plan is a promise by the Company to pay benefits to the executive. If the executive is employed by the Company on the last day of the fiscal year (for example September 30, 2019), then the Company will establish a liability equal to 10% of his annual base salary as of the first day of the fiscal year (for example October 1, 2018). This liability will accrue earnings in future years at a rate established by the administrative committee.

Performance Restricted Stock Units: On November 6, 2018, the Compensation Committee approved an award of performance restricted stock units (“Performance RSUs”) pursuant to the Company's 2006 Stock Incentive Plan, as amended and restated ("2006 Plan"), to Mr. Wheat in the following amount:

Name	Office	Target Number of Performance Restricted Stock Units
Bill W. Wheat	Executive Vice President and CFO	30,000

The Performance RSUs relate to a three-year performance period beginning on October 1, 2018 and ending on September 30, 2021 (the “2021 Performance Period”). The Performance RSUs will vest if four performance goals are satisfied. The four performance goals are relative total shareholder return (“TSR”), relative return on investment (“ROI”), relative selling, general and administrative expense containment (“SG&A”) and relative gross profit (“GP”) (collectively, the “Performance Goals”). Each Performance Goal is weighted twenty-five percent (25%) of the target number of Performance RSUs. The target number of Performance RSUs may be increased to a maximum number of 60,000 for Mr. Wheat upon maximum achievement of each of the four Performance Goals and decreased to a minimum number of zero upon minimum achievement of each of the four Performance Goals based on relative performance to the Company's peer group or the S&P 500 Index TSR, as applicable.